EXHIBIT 99.1

AVX Corporation Announces Fourth Quarter and Full Year Results

MYRTLE BEACH, S.C. -- (BUSINESS WIRE) -- May 14, 2004 --

AVX Corporation (NYSE: AVX) reported that net sales were $315.8 million in the fourth quarter ended March 31, 2004 and $1,136.6 million for the fiscal year ended March 31, 2004. Chief Executive Officer and President, John Gilbertson, stated, "Sales continued to improve compared to the previous quarter and exceeded the same quarter last year by 20% reflecting the continuing improvement in the electronics industry. Incoming orders have remained strong compared to the previous quarter and selling prices are stabilizing. The gross book to bill ratio continues to be positive in the components business."

The net loss for the quarter was $8.0 million, or $.05 per share. Results for the quarter were negatively affected by restructuring charges of $17.5 million, primarily related to a manufacturing facility closure in France and other world wide headcount reductions, partially offset by recoveries of $1.8 million related to previous restructuring charges. The net after-tax impact of restructuring for the quarter was $15.9 million or $.09 per share.

Operating profit margins for the current quarter improved when compared to the previous quarter as a result of higher sales, a richer mix of value added parts and the impact of cost reductions.

Mr. Gilbertson went on to state, "There continue to be positive signs of improving market conditions for many of the end markets we serve. The actions that AVX has taken to streamline operations and reduce operating costs have enhanced our production capabilities in lower cost areas and have put us in a strong position to continue to improve our results as the recovery in the electronics industry continues. AVX's net cash position increased $53.2 million during the quarter. AVX now has $733.7 million of cash and investments in securities, and virtually no debt."

AVX, headquartered in Myrtle Beach, South Carolina, is a leading manufacturer and supplier of a broad line of passive electronic components and related products.

Please visit our website at www.avxcorp.com.

AVX CORPORATION
Consolidated Condensed Statements of Income
(unaudited)
(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	March 31		March 31
	2003	2004	2003	2004
Net sales	$261,182	$315,805	$1,134,111	$1,136,577
Cost of sales	252,342	283,768	1,067,939	1,081,611
Materials Charge	-	-	-	87,720
Gross profit	8,840	32,037	66,172	(32,754)
Selling, general & admin. expense	22,105	21,979	92,041	85,528
Restructuring expense	-	15,678	-	27,213
Profit (loss) from operations	(13,265)	(5,620)	(25,869)	(145,495)
Other income	3,715	3,240	15,431	11,104
Income (loss) before income taxes	(9,550)	(2,380)	(10,438)	(134,391)
Provision (benefit) for taxes	4,498	5,577	2,000	(25,020)
Net income (loss)	$(14,048)	$(7,957)	$(12,438)	$(109,371)

Basic income (loss) per share	$(0.08)	$(0.05)	$(0.07)	$(0.63)
Diluted income (loss) per share	$(0.08)	$(0.05)	$(0.07)	$(0.63)

Weighted average common shares outstanding:
Basic	173,904	173,637	174,325	173,634
Diluted	173,904	173,637	174,325	173,634

Results for the fourth quarter ended March 31, 2004 include restructuring charges of $17.5 million, primarily related to a manufacturing facility closure in France and other world wide headcount reductions, partially offset by recoveries of $1.8 million related to previous restructuring charges. The net after-tax impact of restructuring for the quarter was $15.9 million or $.09 per share. Results for the fourth quarter ended March 31, 2003 include special charges of $2.9 million, or $.02 per share, in cost of sales related to the completion of restructuring activities that were initiated during fiscal 2002.

Results for the year include a materials charge related to the write-down of then current tantalum raw materials and work in process inventories and future purchase commitments under a long-term supply agreement of $87.7 million (or $61.4 million or $.35 per share on an after tax basis) and restructuring charges of $27.2 million (or $25.5 million or $.15 per share on an after-tax basis) related to worldwide headcount reductions from employee terminations and facility closures in France, Mexico and Taiwan.

AVX CORPORATION
Consolidated Condensed Balance Sheets
(unaudited)
(in thousands)

	March 31,	March 31,
	2003	2004
Assets
Cash and cash equivalents	$504,866	$534,730
Short-term investments in securities	-	30,000
Accounts receivable, net	128,019	162,683
Inventories	358,739	291,149
Other current assets	86,333	84,941
Total current assets	1,077,957	1,103,503
Long-term investments in securities	210,631	168,985
Property, plant and equipment, net	327,700	288,002
Other assets	84,225	107,906

TOTAL ASSETS	$1,700,513	$1,668,396

Liabilities and Stockholders' Equity
Short-term bank debt	$3,422	$26
Accounts payable and accrued expenses	182,135	217,148
Total current liabilities	185,557	217,174
Other liabilities	51,800	66,443

TOTAL LIABILITIES	237,357	283,617

TOTAL STOCKHOLDERS' EQUITY	1,463,156	1,384,779

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,700,513	$1,668,396

Certain statements contained above may be "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Risk factors relating to such statements are described in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2003. Actual events, results, and/or timing may differ from the events, results, and/or timing as projected, estimated, or described above.

Contact:
AVX Corporation, Myrtle Beach
Kurt Cummings,
(843) 946-0691
finance@avxus.com